As filed with the Securities and Exchange Commission on July 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Yuchai International Limited

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Raffles Quay #39-01A

Hong Leong Building

Singapore 048581

+65-6220-8411

(Address of Principal Executive Offices)

CHINA YUCHAI INTERNATIONAL LIMITED

EQUITY INCENTIVE PLAN

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and Address of Agent For Service)

+1 (212) 750-6474

(Telephone number, including area code, of agent for service)

Copy to:

Rajiv Gupta, Esq.

Michael Sturrock, Esq.

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

+65-6536-1161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.10 per share	1,800,000	$21.515	$38,727,000	$4,989.00

(1)	This registration statement registers 1,800,000 shares of common stock ( “Shares”) available for issuance under the China Yuchai International Limited Equity Incentive Plan (the “Plan”) which was adopted by the Board of Directors of China Yuchai International Limited (the “Registrant”) on May 10, 2014 and approved by the shareholders of the Registrant on July 4, 2014. The Plan authorizes the issuance of a maximum of 1,800,000 Shares. The amount being registered shall also include any additional Shares which may be offered as a result of stock splits, stock dividends, recapitalization or similar transaction in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Solely for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the Shares have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Shares of the Registrant on the New York Stock Exchange as of July 2, 2014.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-13522) for the fiscal year ended December 31, 2013 filed on April 22, 2014;

(b)	The Registrant’s reports on Form 6-K (File No. 001-013522) furnished on (i) January 27, 2014, (ii) February 12, 2014, (iii) February 19, 2014, (iv) February 26, 2014, (v) April 28, 2014, (vi) May 12, 2014 (two events) (except for comments by the President of the Company contained in Exhibit 99.1), (vii) May 14, 2014 (viii) June 5, 2014; (ix) July 2, 2014 (except for comments by the President of the Company contained in Exhibit 99.1); and (x) July 7, 2014 (two events); and

(c)	The description of the Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-13522) filed on December 9, 1994 which incorporates by reference the information set forth under the heading “Description of Capital Stock,” in the Registrant’s Registration Statement on Form F-1 (File No. 33-86162) filed with the Commission on November 9, 1994, as amended by any subsequent amendment or report filed for the purpose of amending the descriptions of the Shares.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Reports on Form 6-K that we furnish to the Commission will only be deemed incorporated by reference into this Registration Statement if such report on Form 6-K so states that it is incorporated by reference herein. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 98 of The Companies Act 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such officer, director, or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers, and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda under Section 281 of the Act.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors to the maximum extent permitted under the Act, except that the indemnity will not extend to any matter in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to any of the said persons.

Pursuant to the form of indemnification agreement filed as Exhibit 4.7 to the Registrant’s Form 20-F for the fiscal year ended December 21, 2012, the Registrant may agree to indemnify its directors and officers against certain liabilities and expenses from their acting as a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, and the benefits of such indemnification are not waived by such persons, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on July 8, 2014.

China Yuchai International Limited

By:	/s/ Hoh Weng Ming
Name:	Hoh Weng Ming
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 8, 2014.

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hoh Weng Ming (President and Director), Leong Kok Ho (Chief Financial Officer) and Foo Shing Mei Deborah (General Counsel), severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above-listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Signature	Title

/s/ Hoh Weng Ming
Hoh Weng Ming	President and Director (Principal executive officer)

/s/ Leong Kok Ho
Leong Kok Ho	Chief Financial Officer (Principal financial and accounting officer)

/s/ Gan Khai Choon
Gan Khai Choon	Director

/s/ Kwek Leng Peck
Kwek Leng Peck	Director

/s/ Yan Ping
Yan Ping	Director

/s/ Neo Poh Kiat
Neo Poh Kiat	Director

/s/ Tan Aik-Leang
Tan Aik-Leang	Director

/s/ Han Yi Yong
Han Yi Yong	Director

/s/ Ho Chi-Keung Raymond
Ho Chi-Keung Raymond	Director

/s/ Giselle Manon
Giselle Manon Service of Process Officer Law Debenture Corporate Services Inc.	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.

4.1	Memorandum of Association of the Registrant (incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form F-1, filed by the Registrant on December 8, 1994 (File No. 33-86162), or the Form F-1).

4.2	Bye-laws of the Registrant (incorporated herein by reference to the Form F-1).

5.1*	Opinion of Conyers Dill & Pearman Pte. Ltd., counsel to the Registrant, as to the legality of the Shares being registered.

23.1*	Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Powers of Attorney (included on signature page).

99.1*	Form of the China Yuchai International Limited Equity Incentive Plan

*	Filed herewith.